Exhibit 99.1

CONTACT:
Mark G. Foletta
Vice President Finance and
Chief Financial Officer
(858) 552-2200
www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS 2004 FINANCIAL RESULTS

— 2004 Development Milestones Achieved On Plan —

San Diego, CA – March 2, 2005 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter and year ended December 31, 2004.  The Company reported a net loss of $157.2 million, or $1.67 per share, for the fiscal year ended December 31, 2004, compared to a net loss of $122.8 million, or $1.33 per share, for the year ended December 31, 2003.  For the fourth quarter ended December 31, 2004, the Company reported a net loss of $46.4 million, or $0.49 per share, compared to a net loss of $17.3 million, or $0.19 per share, for the same period in 2003.  The Company used approximately $163 million of cash for its operating activities in 2004, and held cash, cash equivalents and short-term investments of approximately $294 million at December 31, 2004.  In February 2005, the Company completed a public offering of 9.2 million shares of its common stock generating net proceeds of approximately $191 million.

“We achieved all development milestones for 2004 on plan and within financial expectations,” said Ginger L. Graham, President and CEO of Amylin Pharmaceuticals, Inc.  “In 2005, we are focused on execution as we prepare for the potential launch of two first-in-class drug candidates for the treatment of diabetes, SYMLIN® and exenatide.”

The Company reported revenues under collaborative agreements of $34.3 million in fiscal 2004, compared to $85.7 million in fiscal 2003.  For the fourth quarter of 2004, revenues under collaborative agreements were $6.6 million, compared to $41.0 million in for the same period in 2003.  The fourth quarter of 2003 includes $30 million of milestone revenue earned pursuant to the Company’s exenatide collaboration agreement with Eli Lilly and Company.  Revenue in all periods consists primarily of the amortization of up-front payments, expense equalization payments and milestone payments earned pursuant to the Lilly collaboration agreement.  The decrease in 2004 reflects a shift in the relative proportion of exenatide development expenses between Amylin and Lilly and a reduction in milestone revenue.

Research and development expenses for 2004 decreased to $119.6 million, compared to $149.4 million in 2003.  For the fourth quarter of 2004, research and development expenses decreased to $31.3 million, compared to $40.0 million for the same period in 2003.  The decrease in the current periods primarily reflects reduced expenses for exenatide development following the completion of the pivotal Phase 3 trials in late 2003, partially offset by increased costs associated with the advancement of the Company’s other development programs.

Selling, general and administrative expenses for fiscal 2004 increased to $67.0 million, compared to $56.8 million in fiscal 2003.  For the fourth quarter of 2004, selling, general and administrative expenses increased to $20.2 million compared to $17.9 million for the same period in 2002.  The increase in late 2004 reflects increased pre-launch costs and continued investment in business infrastructure to support future product launches.

Net interest and other income decreased by $5.9 million for the year ended December 31, 2004. The decrease reflects the recognition of a one-time gain of $3.6 million in 2003 in connection with an early repayment of debt at a discount and increased interest expense associated with the Company’s $375 million convertible debt placements in July 2003 and April 2004.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 12:00 p.m. Eastern/9:00 a.m. Pacific. The Company will provide supporting details underlying its fourth quarter and 2004 operating results and information regarding key trends and assumptions for 2005 operations.

The call will be webcast live through Amylin’s corporate website and a recording will be made available following the close of the call. To access the webcast, please log on to www.amylin.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. A recording will be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 26336405.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including that the use of cash from operations in 2005 may be higher than expected, the anticipated payments from Lilly may not be earned, or FDA requirements for exenatide and/or SYMLIN approval may not be met or such approvals may be delayed and/or limited.  These and additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including its recently filed prospectus supplement.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$60,583	$76,615
Short-term investments	233,173	193,161
Receivables from collaborative partners	5,770	791
Inventories	15,676	11,841
Other current assets	9,156	6,140
Property and equipment, net	20,739	13,691
Other assets	12,703	8,806
Total assets	$357,800	$311,045

Liabilities and stockholders’ equity (deficit)
Accounts payable, accrued expenses and other current liabilities	$37,651	$41,118
Current portion of deferred revenue	4,286	4,286
Other liabilities, net of current portion	7,290	2,196
Deferred revenue, net of current portion	20,943	25,229
Convertible senior notes	375,000	175,000
Stockholders’ equity (deficit)	(87,370)	63,216
Total liabilities and stockholders’ equity (deficit)	$357,800	$311,045

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Revenues under collaborative agreements	$6,597	$41,022	$34,268	$85,652

Operating Expenses:
Research and development	31,335	40,045	119,558	149,431
General and administrative	20,173	17,920	66,958	56,761
Acquired in-process research and development	—	—	—	3,300
Total operating expenses	51,508	57,965	186,516	209,492
Operating Loss	(44,911)	(16,943)	(152,248)	(123,840)
Interest income (expense), net	(1,490)	(395)	(4,909)	1,032
Net loss	$(46,401)	$(17,338)	$(157,157)	$(122,808)

Net loss per share – basic and diluted	$(0.49)	$(0.19)	$(1.67)	$(1.33)
Shares used in computing net loss per share – basic and diluted	94,377	93,482	94,054	92,396

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except per share data)

	Years Ended December 31,
	2004	2003
Cash used in operating activities	$(162,853)	$(143,405)

Investing activities:
Purchases, sales and maturities of short-term investments, net	(40,679)	(115,427)
Purchases of equipment and increase in patents, net	(13,115)	(12,860)
Cash used in investing activities	(53,794)	(128,287)

Financing activities:
Proceeds from issuance of common stock, net	7,016	172,446
Proceeds from issuance of convertible debt, net	193,613	169,696
Principal payments on notes payable and capital leases	(14)	(63,250)
Cash provided by financing activities	200,615	278,892

Increase (decrease) in cash and cash equivalents	(16,032)	7,200
Cash and cash equivalents at beginning of year	76,615	69,415
Cash and cash equivalents at end of year	$60,583	$76,615

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